Gabelli Expects to Report Record Results

    RYE, N.Y.--(BUSINESS WIRE)--Jan. 18, 2005--Gabelli Asset Management Inc. (NYSE:GBL) expects to report record revenues and operating income for the fourth quarter 2004. As a result, Gabelli expects to report earnings in excess of $0.60 per fully diluted share for the quarter ended December 31, 2004 versus $0.54 per fully diluted share in the comparable 2003 quarter, substantially exceeding street estimates of $0.48 to $0.53 per fully diluted share. Earnings for the full year 2004 are expected to be in excess of $2.00 per fully diluted share.
    Our fourth quarter 2004 revenues were driven by solid investment performance. The resulting increase in fourth quarter 2004 operating income of approximately 20% from the prior year period was partially offset by lower other income as compared to the 2003 quarter. Assets under management (AUM) reached a record $28.7 billion on December 31, 2004, up 4.0% from year-end 2003 assets of $27.6 billion, and 5.2% ahead of the $27.2 billion in AUM on September 30, 2004. We expect to issue a complete earnings release during the week of January 24th.
    Gabelli Asset Management Inc., through its subsidiaries, manages assets of private advisory accounts (GAMCO), mutual funds and closed-end funds (Gabelli Funds, LLC), and partnerships and offshore funds (Alternative Investment Group).

    SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

    Our disclosure and analysis in this press release contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe. Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation: the adverse effect from a decline in the securities markets; a decline in the performance of our products; a general downturn in the economy; changes in government policy or regulation; changes in our ability to attract or retain key employees; and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations. We also direct your attention to any more specific discussions of risk contained in our Form 10-K and other public filings. We are providing these statements as permitted by the Private Litigation Reform Act of 1995. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.

    CONTACT: Gabelli Asset Management
             Michael R. Anastasio, 914-921-5147